UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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NATIONAL RESEARCH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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National Research Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2010

To the Shareholders of
National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Friday, May 7, 2010, at 9:00 A.M., local time, at our corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, for the following purposes:

1.           To elect two directors to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

2.           To approve amendments to the National Research Corporation 2004 Non-Employee Director Stock Plan.

3.           To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 12, 2010, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Patrick E. Beans
Secretary

Lincoln, Nebraska
April 6, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 7, 2010.  The National Research Corporation proxy statement for the 2010 Annual Meeting of Shareholders and the 2009 Annual Report to Shareholders are available at http://www.nationalresearch.com/InvestorRelations/tabid/54/Default.aspx.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

National Research Corporation
1245 Q Street
Lincoln, Nebraska 68508

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2010

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation (the “Company”) beginning on or about April 6, 2010, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Friday, May 7, 2010, at 9:00 A.M., local time, at the Company’s corporate offices located at 1245 Q Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy.  Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein.  The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein, FOR the amendments to the National Research Corporation 2004 Non-Employee Director Stock Plan (the “2004 Director Plan”) and on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.  Other than the election of two directors and the amendments to the 2004 Director Plan, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 12,  2010, are entitled to vote at the Annual Meeting.  On that date, the Company had outstanding and entitled to vote 6,657,600 shares of Common Stock, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each.  At the Annual Meeting, the shareholders will elect two directors to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified.  Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein.  The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected.  However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.  Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present).  Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.  Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, as of March 12, 2010, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2013 Annual Meeting

Patrick E. Beans, 52, has served as Vice President, Treasurer, Chief Financial Officer, Secretary and a director of the Company since 1997, and as the principal financial officer since he joined the Company in August 1994.  From June 1993 until joining the Company, Mr. Beans was the finance director for the Central Interstate Low-Level Radioactive Waste Commission, a five-state compact developing a low-level radioactive waste disposal plan.  From 1979 to 1988 and from June 1992 to June 1993, he practiced as a certified public accountant.  Mr. Beans’ background as a former certified public account and finance director, as well as his experience in leadership positions with the Company, led to the conclusion that he should serve as a director of the Company.

Gail L. Warden, 71, has served as a director of the Company since January 2005.  Mr. Warden is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003.  Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association.  Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions.  Mr. Warden’s extensive experience in the healthcare industry and the many leadership roles he has held with healthcare enterprises, including serving as the president and chief executive officer of a large integrated health system for 15 years, and industry organizations led to the conclusion that he should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES.  SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2011 Annual Meeting

JoAnn M. Martin, 55, has served as a director of the Company since June 2001.  Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005.  From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer.  Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years.  In April 2009, Ms. Martin was elected President and Chief Executive Officer of Ameritas Holding Company and UNIFI Mutual Holding Company (previously named Ameritas Acacia Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years.  Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988.  Ms. Martin also serves as a director of Ameritas Life Insurance Corp. Separate Account LLVL (since 2003), Ameritas Life Insurance Corp. Separate Account LLVA (since 2003), Calvert Asset Management Company (since 2007), the Lincoln Chamber Economic Development Corp. and the Omaha Branch of the Federal Reserve Bank of Kansas City.  Ms. Martin’s financial background as a former certified public accountant and as the former Chief Financial Officer and current President and Chief Executive Officer of a large mutual insurance company, as well as her leadership experiences as a director of the Omaha Branch of the Federal Reserve Bank of Kansas City and numerous other organizations, led to the conclusion that she should serve as a director of the Company.

Paul C. Schorr III, 73, has served as a director of the Company since February 1998.  Mr. Schorr has been the President and Chief Executive Officer of ComCor Holding Inc., an electrical contractor specializing in construction consulting services, since 1987.  Mr. Schorr also has served as a director of Ameritas Life Insurance Corp. for more than the last five years and was a director of Western Sizzlin Corp. until 2006.  Mr. Schorr’s background as an owner and manager of what the Company believes is one of the largest electrical contractors in the United States and his experiences as a director of several other entities led to the conclusion that he should serve as a director of the Company.

Terms expiring at the 2012 Annual Meeting

Michael D. Hays, 55, has served as Chief Executive Officer and a director since he founded the Company in 1981.  He was appointed to the additional role of President of the Company in July 2008, a position in which he also served from 1981 to 2004.  Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).  Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 57, has served as a director of the Company since December 1997. Mr. Nunnelly has been Vice President of Strategic Planning at McKesson Corporation, a leader in the healthcare information industry, since April 2005.  Mr. Nunnelly served in various other positions during his 24 year tenure with McKesson, including Group President of Resource Management and Home Health Solutions, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support.  Mr. Nunnelly currently serves as an adjunct professor at the University of Massachusetts, teaching information technology in the School of Nursing.  During Mr. Nunnelly’s long and successful career with a leading company in the healthcare information industry, he has led several business groups, including one with over $360 million in annual revenue, and been involved in managing a number of mergers and acquisitions.  These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the six directors currently serving on the Board of Directors, the Board has determined that JoAnn M. Martin, John N. Nunnelly, Paul C. Schorr III and Gail L. Warden are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are expected to attend the Company’s Annual Meeting of Shareholders each year.  Each of the directors attended the Company’s 2009 Annual Meeting.

Currently, the Company does not have a chairman and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate.  The Board has, however, designated Ms. Martin as lead director.  The Board believes its current leadership structure is appropriate at this time  since it establishes the Company’s chief executive officer as the primary executive leader with one vision and eliminates ambiguity as to who has primary responsibility for the Company’s performance.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer.  In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

•
Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

•
Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

•	Have the authority to call meetings of the independent directors as appropriate; and

•	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held four meetings in 2009.  During 2009, each of the directors attended all of the meetings of the Board for which he or she was a director in 2009 and at least 75% of the total number of meetings held by all committees of the Board on which such director served during 2009.

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee.  Each of these committees has the responsibilities set forth in formal written charters adopted by the Board.  The Company makes available on its website located at www.nationalresearch.com copies of each of these charters free of charge.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.  The Audit Committee presently consists of Paul C. Schorr III (Chairperson), JoAnn M. Martin, John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of the NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members.  The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant.  The Audit Committee held six meetings in 2009.

The Compensation Committee determines compensation programs for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based compensation plans.  John N. Nunnelly (Chairperson), JoAnn M. Martin, Paul C. Schorr III and Gail L. Warden are the current members of the Compensation Committee.  The Compensation Committee held four meetings in 2009.  In 2007, management of the Company engaged Buck Consultants, a nationally recognized compensation consultant, for the Company’s review of its compensation and benefits programs.  The Company’s management instructed Buck Consultants to benchmark the base salary, total cash compensation and total direct compensation that the Company offers to the executive officers named in the Summary Compensation Table.  The Company’s management also worked with Buck Consultants to update the group of companies that the Company had used for benchmarking purposes during its last major review of its compensation and benefit programs in 2003 to ensure that the companies included in the group have revenue that is comparable to the Company’s and a similar industry and market focus.

The Nominating Committee presently consists of JoAnn M. Martin (Chairperson), John N. Nunnelly, Paul C. Schorr III and Gail L. Warden, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members.  The Nominating Committee’s primary functions are to:  (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board.  The Nominating Committee held no meetings in 2009.

Board Oversight of Risk

The full Board is responsible for the oversight of the Company’s operational and strategic risk management process.  The Board relies on its Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board.  The Board relies on its Compensation Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors.  Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee.  The Company’s By-laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders.  With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of an intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company.  The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee.  In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge.  In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

•	A director must display high personal and professional ethics, integrity and values.

•	A director must have the ability to exercise sound business judgment.

•
A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

•	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

•	A director must have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

•
At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

•
One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body.  The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board.

Transactions with Related Persons

Except as disclosed in this section, we had no transactions during 2009, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest.  Our Board has adopted policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the Common Stock or any of their immediate family members; and

•
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee.  Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.  The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests.  Any related person transaction must be disclosed to the full Board.

Ms. Martin serves as President and Chief Executive Officer of Ameritas Life Insurance Corp.  In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp.  The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, was less than $120,000 in 2009.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to National Research Corporation, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Patrick E. Beans, Secretary, 1245 Q Street, Lincoln, Nebraska 68508.  The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements n conformity with U.S. generally accepted accounting principles.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, as amended.  In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.  The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis.  The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Paul C. Schorr III, Chairperson
JoAnn M. Martin
John N. Nunnelly
Gail L. Warden

PRINCIPAL SHAREHOLDERS

Management and Directors

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 12, 2010, by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; and (3) all of the directors, director nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group.  Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.  As of March 12, 2010, there were 6,657,600 shares of Common Stock outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Michael D. Hays(1)	1,782,377	(2)(3)	26.7%
Patrick E. Beans	137,661	(3)(4)	2.1%
JoAnn M. Martin	76,500	(3)	1.1%
Jona S. Raasch	62,809	(3)	*
Gail L. Warden	60,000	(3)	*
Paul C. Schorr III	51,577	(3)	*
John N. Nunnelly	43,800	(3)	*
All directors, nominees and executive officers as a group (seven persons)	2,214,724	(3)	31.7%

* Denotes less than 1%.

(1)	The address of Mr. Hays is 1245 Q Street, Lincoln, Nebraska 68508.
(2)
Includes 1,600,000 shares pledged as security and 325 shares held by Mr. Hays’ wife.  Does not include 500,000 shares transferred to the Trust created under the Michael D. Hays 2009 Two-Year GRAT Agreement dated March 9, 2009, or 2,500,000 shares transferred to the Trust created under the Karen S. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010, and the Trust created under the Michael D. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010, all or a portion of which will be returned to Mr. Hays over the next two years.  Mr. Hays disclaims beneficial ownership of the 325 shares held by his wife.

(3)
Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 12, 2010, as follows:  Mr. Hays, 18,298 shares; Mr. Beans, 26,005 shares; Ms. Martin, 72,000 shares; Ms. Raasch, 62,809 shares; Mr. Warden, 60,000 shares; Mr. Schorr, 48,000 shares; Mr. Nunnelly, 36,000 shares; and all directors, nominees and executive officers as a group, 323,112 shares.

(4)	Includes 1,500 shares held by Mr. Beans as custodian for his minor children and 64,559 shares owned by eight trusts for which Mr. Beans is the sole trustee.

Other Beneficial Owners

The following table sets forth certain information regarding beneficial ownership by the only other persons known to the Company to own more than 5% of the outstanding Common Stock.

	Amount and Nature of Beneficial Ownership
Name and Address of	Voting Power		Investment Power
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	% of Class
Trust created under the Michael D. Hays 2009 Two-Year GRAT Agreement dated March 9, 2009(1)	500,000	0	500,000	0	500,000	7.5%
Trusts created under the Karen S. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010 and the Michael D. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010(2)	2,500,000	0	2,500,000	0	2,500,000	37.6%

(1)
On March 31, 2009, Michael D. Hays transferred 500,000 shares to the Trust created under the Michael D. Hays 2009 Two-Year GRAT Agreement dated March 9, 2009, all or a portion of which will be returned to Mr. Hays over the next year.  Jeffery T. Peetz currently serves as the Special Holdings Direction Adviser to the Trust.  The address of the Trust is c/o Nemours Building, 1007 Orange Street, Suite 1450, Wilmington, DE. 19801.

(2)
On February 12, 2010, Michael D. Hays and his wife transferred an aggregate of 2,500,000 shares to the Trust created under the Karen S. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010, and the Trust created under the Michael D. Hays 2010 Two-Year GRAT Agreement dated February 8, 2010, all or a portion of which will be returned to them over the next two years.  Jeffery T. Peetz currently serves as the Special Holdings Direction Adviser to the Trusts.  The address of the Trusts is c/o Nemours Building, 1007 Orange Street, Suite 1450, Wilmington, DE. 19801.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation of the individuals named in the Summary Compensation Table, a group we refer to as our “named executive officers.”  In this discussion, the terms “we,” “our,” “us” or similar terms refer to the Company.

Overview of Executive Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs.  Specifically, we design our executive compensation and benefit programs to advance the following core principles:

•	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

•	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

•	We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Role of the Compensation Committee

The Board appoints the Compensation Committee, which consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934.  The following individuals are members of the Compensation Committee:

•	John N. Nunnelly (Chairperson)

•	JoAnn M. Martin

•	Paul C. Schorr III

•	Gail L. Warden

The Compensation Committee determines compensation programs for our executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans.  Periodically, the Compensation Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy.  At the time of such reviews, our management has engaged a nationally recognized compensation consultant.

For our most recent review of our compensation and benefit programs in 2007, our management engaged Buck Consultants, a nationally recognized compensation consultant.  Our management instructed Buck Consultants to benchmark the base salary, total cash compensation and total direct compensation that we offer our named executive officers.  Buck Consultants worked with our management to update the group of companies that we had used during our last major review of our compensation and benefit programs in 2003 to ensure that the companies included in the group have revenue that is comparable to ours and a similar industry and market focus.  Buck Consultants and our management selected companies based on one or more of the following characteristics:

•	A Global Industry Classification Standard code the same or similar to ours;

•	A business model similar to ours;

•	Stable financial performance over recent periods;

•	Annual revenue approximating $20 million to $150 million; and

•	Directly competitive with us, regardless of revenue comparability.

The companies selected for our review of compensation in 2007 were the following:

•	Opinion Research Corporation	•	BrandPartners Group Inc.

•	The Advisory Board Company	•	Guideline, Inc.

•	Forrester Research, Inc.	•	Netsmart Technologies Inc.

•	Greenfield Online, Inc.	•	Mediware Information Systems, Inc.

•	Phase Forward Incorporated	•	Rainmaker Systems, Inc.

•	Landauer, Inc.	•	The Management Network Group, Inc.

•	NetRatings, Inc.	•	HealthStream, Inc.

•	Keynote Systems, Inc.	•	Insightful Corporation

•	Vitria Technology, Inc.	•	Health Grades, Inc.

We refer to these companies as “comparable companies.”  In determining compensation levels for our named executive officers in 2007, our Compensation Committee reviewed the comparable company data to the extent the data reflected positions similar to those held by our named executive officers.  Our Compensation Committee considered these data and other information provided by Buck Consultants to assess our competitive position with respect to the following components of compensation:

•	Base salary;

•	Annual cash incentive compensation; and

•	Long-term equity incentive compensation.

The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies to attract and retain highly-qualified executive officers.  We consider base salary to be at a “competitive level” if it is within 20% above or below the median level paid by comparable companies to similarly situated executives.  The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.  Based on this comparable information and other information, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which levels are then generally adjusted only to reflect changes in responsibilities or comparable company data.

The Compensation Committee administers our annual cash incentive program and long-term equity incentive plans, and approves all awards made under the program and plans.  For annual and long-term incentives, the Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations.  In its decision-making process, the Compensation Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers.  The Compensation Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance.  Adjustments generally become effective in January of each year.

In fulfilling its objectives as described above, the Compensation Committee took the following steps in 2009:

•	Considered the comparative company data provided in 2007 by Buck Consultants;

•	Reviewed the performance of our Chief Executive Officer and determined his total compensation;

•	Reviewed the performance of our other executive officers and other key associates (i.e., employees) with assistance from our Chief Executive Officer; and

•
Determined total compensation for our named executive officers based on the 2007 compensation review, recommendations by our Chief Executive Officer (as to the other officers) and changes in officer responsibilities.

Total Compensation

We intend to continue our strategy of compensating our executive officers at competitive levels through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards.  To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance.  We believe that the total compensation paid or awarded to the executive officers during 2009 was consistent with our financial performance and the individual performance of each of our executive officers.  We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

The Compensation Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer.  Based on the comparative company data that Buck Consultants provided as part of our compensation review completed in 2007, Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of comparable companies.  Due to Mr. Hays’ large holding of our stock and his desire to materially align his compensation with the interests of our other shareholders, he requested that his base salary and targeted overall compensation remain unchanged.  The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies, with the exception of Mr. Hays’ salary as noted above.  The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.  Within the framework of offering competitive base salaries, we attempt to minimize base salary increases in order to limit our exposure if we do not meet our objectives for financial growth under our incentive compensation program.  Based on comparable company information and the other factors noted above, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which are then generally adjusted only to reflect changes in responsibilities.  For 2009, the annual base salaries of our named executives did not change.  In 2009, base salaries paid to our named executive officers represented the following percentages of their total compensation.

Base Salary as a Percentage of Total Compensation

Michael D. Hays	50%
Patrick E. Beans	50%
Jona S. Raasch	76%

Annual Cash Incentive

Our executive officers are eligible for annual cash incentive awards under our incentive compensation program.  Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations.

We intend for our incentive compensation program to provide an incentive to meet and exceed our financial goals, and to promote a superior level of performance.  Within the overall context of our pay philosophy and culture, the program:

•	Provides competitive levels of total cash compensation;

•	Aligns pay with organizational performance;

•	Focuses executive attention on key business metrics; and

•	Provides a significant incentive for achieving and exceeding performance goals.

Under our incentive compensation program, the Compensation Committee establishes performance objectives, which, for 2009, emphasized growth, for our named executive officers at the beginning of each year.  For Messrs. Hays and Beans, the Compensation Committee used our overall revenue and net income as performance measures for 2009 because the Compensation Committee believes these are key measures of our ability to deliver value to our shareholders for which Messrs. Hays and Beans have primary responsibility.  The Compensation Committee weighted the two performance measures equally in determining bonus payouts.  The Compensation Committee structured the incentive compensation program so that Messrs. Hays and Beans would receive a bonus based on the percentage of growth in overall revenue and net income in 2009 over 2008, starting from “dollar one” of such growth and capped at 200% of base salary.

Consistent with past years, the Compensation Committee structured the incentive compensation program for Messrs. Hays and Beans to require performance representing growth in revenue or net income for any payout to be received.  The Compensation Committee structured the incentive compensation program to permit smaller payouts to be earned for any growth in revenue and net income, rather than, as in previous years, requiring threshold performance representing substantial improvement in these measures, because it believed that providing an incentive to achieve growth in these measures would provide a more effective incentive to the executive officers in 2009 than a higher, and potentially unattainable, threshold.

For Messrs. Hays and Beans, the Compensation Committee determined that the bonuses under the incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary): the product of the executive officer’s base salary (i) multiplied by the sum of the percentage year over year increase, if any, in overall revenue plus the percentage year over year increase, if any, in overall net income (ii) multiplied by 2.5.

The Compensation Committee used the revenue and operating income of The Governance Institute, one of our divisions, as the performance measures for Ms. Raasch’s annual cash incentive award for 2009 because she is primarily responsible for the financial performance of The Governance Institute.  The Compensation Committee structured the incentive compensation program so that Ms. Raasch would receive a bonus based on the percentage of growth in The Governance Institute’s revenue and operating income in 2009 over 2008, starting from “dollar one” of such growth and capped at 200% of base salary.   In addition, due to the challenging economic conditions and low visibility concerning financial performance for 2009 at the time the award was granted, the Compensation Committee also provided that Ms. Raasch would receive a bonus equal to 50% of her base salary if The Governance Institute’s 2009 revenue and operating income matched its 2008 levels.

For Ms. Raasch, the Compensation Committee determined that the bonus under the incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary):  the product of Ms. Raasch’s base salary (i) multiplied by the sum of the percentage year over year increase, if any, in The Governance Institute’s overall revenue plus the percentage year over year increase, if any, in The Governance Institute’s overall operating income (ii) multiplied by 1.25.

 In determining the potential bonus amounts for our named executive officers described above, the Compensation Committee considered the comparative company data and Buck Consultant’s recommendations resulting from the 2007 compensation review, and concluded that that payouts determined by these formulas were likely to produce results consistent with our past practice of setting annual target payouts at 50% of base salary, and would continue to provide competitive compensation consistent with our goals for annual incentive awards.

The following table shows amounts actually earned by our named executive officers for 2009, along with the percentages of their total compensation these amounts represent.

	2009 Actual Bonus
	Percentage of	2009 Actual
	Total Compensation	Bonus Amounts

Michael D. Hays	34%	$86,314
Patrick E. Beans	34%	$118,563
Jona S. Raasch	0%	$0

Long-Term Equity Incentive

To provide an additional performance incentive for our executive officers and other key management personnel, our executive compensation package includes stock options and restricted stock grants.  Under our 2001 Equity Incentive Plan and 2006 Equity Incentive Plan, the Compensation Committee also has the authority to grant other equity-based awards, including stock appreciation rights and performance shares.  The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value.  We grant stock options with a per-share exercise price of 100% of the fair market value of a share of our common stock on the date of grant so that the value of the option will be dependent on the future market value of the common stock.  We believe this helps to align the economic interests of our key management personnel with the interests of our shareholders.  To encourage our key management personnel to continue in employment with us, we generally grant restricted stock under the 2006 Equity Incentive Plan subject to a five-year restriction period.

The Compensation Committee considered the comparative company data and Buck Consultant’s recommendations resulting from the 2007 compensation review, and concluded that our practice of setting annual target equity awards for our executive officers at 50% of their respective then-current base salaries continues to provide competitive compensation consistent with our goals for equity awards.  The Compensation Committee generally grants options to purchase shares of our common stock effective on a date in the first week of January.  Accordingly, on January 5, 2009, the Compensation Committee granted options to each of our named executive officers approximately equal in value to 50% of their respective then-current base salaries.  To determine the number of options equal to 50% of an executive officer’s base salary, the Compensation Committee divided the annual target equity award amount by the closing price per share of our common stock on the date of grant, and multiplied the resulting quotient by three. This method of calculating the number of options to grant to our named executive officers resulted in a slightly lower number of options than the Black-Scholes method would have indicated.  As a result, our grants to our named executive officers had a grant date fair value of somewhat less than 50% of our named executive officers’ respective base salaries.  The number of options granted to our named executive officers is shown in the Grants of Plan-Based Awards Table.

Our Compensation Committee may condition awards on the achievement of various performance goals, including the following:

•	Return on equity;	•	Pre-tax profits;

•	Return on investment;	•	Net earnings;

•	Return on net assets;	•	Net earnings per share;

•	Shareholder value added;	•	Market price for our common stock;

•	Earnings from operations;	•	Total shareholder return; and

		•	Working capital as a percent of net cash provided by operating activities

In conjunction with selecting the applicable performance goal or goals, the Compensation Committee will also fix the relevant performance level or levels (e.g., a 15% return on equity) that must be achieved with respect to the goal or goals in order for key associates to earn performance shares.  For 2009, no awards were conditioned on such performance goals.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers.  Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations.  We also maintain group life, health, dental and vision insurance programs for all of our salaried employees, and our named executive officers are eligible to participate in these programs on the same basis as all other eligible employees.

Agreements with Officers

We do not have employment, retention, severance, change of control or similar agreements with any of our executive officers.  While we enter into award agreements with our executive officers and other participants under our long-term equity award plans, these agreements and plans do not provide for acceleration of vesting or other benefits upon a change of control or termination.

2009 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following of our executive officers during 2009:  (1) Michael D. Hays, our Chief Executive Officer and President; (2) Jona S. Raasch, President of the Governance Institute, a division of National Research Corporation; and (3) Patrick E. Beans, our Vice President, Treasurer, Chief Financial Officer and Secretary.  We have no other executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, whose total compensation exceeded $100,000 during 2009.  The identification of such named executive officers is determined based on the individual’s total compensation for 2009, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

The following table sets forth for our named executive officers with respect to 2009, 2008 and 2007: (1) the dollar value of base salary earned during the year; (2) the aggregate grant date fair value of option awards granted during the year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) all other compensation for the year; and (5) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Michael D. Hays	2009	$127,400	—		$38,006	$86,314	$2,125	$253,845
Chief Executive
Officer and President	2008	$127,400	—		$43,122	$20,888	$1,836	$193,246

	2007	$127,400	—		$59,160	$21,101	$2,381	$210,042

Patrick E. Beans	2009	$175,000	—		$52,204	$118,563	$2,919	$348,686
Vice President,
Treasurer, Chief	2008	$175,000	—		$59,238	$28,694	$3,003	$265,935
Financial Officer
and Secretary	2007	$167,159	—		$69,773	$24,887	$3,036	$264,855

Jona S. Raasch	2009	$173,000	—		$51,608	—	$2,614	$227,222
President of The
Governance Institute, a	2008	$173,000	$150,000	(3)	$58,556	$19,408	$52,925	$453,889
division of National
Research Corporation	2007	$158,000	—		$73,370	$65,328	$3,038	$299,736

(1)
Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2009, and December 31, 2008, for a discussion of assumptions made in the valuation of share-based compensation.

(2)	Represents amount of Company 401(k) matching contribution.
(3)	Represents a discretionary bonus granted in connection with Ms. Raasch’s relocation to San Diego, California.

GRANTS OF PLAN-BASED AWARDS IN 2009

We maintain the 2006 Equity Incentive Plan and the 2001 Equity Incentive Plan pursuant to which grants may be made to our executive officers.  The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2009.  No equity incentive awards were granted to the named executive officers in 2009.

						All Other Option
						Awards: No. of	Exercise or	Grant Date Fair
		Estimated Possible Payouts Under Non-				Securities	Base Price	Value of Stock
		Equity Incentive Plan Awards(1)				Underlying	of Option	and Option
Name	Grant Date	Threshold		Target	Maximum	Options(2)	Awards	Awards

Michael D. Hays	1/05/2009					6,703	$28.51	$38,006
		-	(3)	$41,405	$254,800
Patrick E. Beans	1/05/2009					9,207	$28.51	$52,204
		-	(3)	$56,875	$350,000
Jona S. Raasch	1/05/2009					9,102	$28.51	$51,608
		$86,500	(4)	$216,907	$346,000
_______________________
(1)
These amounts represent only potential payments under the 2009 incentive plan awards; the actual amounts received (if any) are shown in the Summary Compensation Table above.  Since targets were not set for 2009, the target amounts shown are representative amounts based on the previous year’s performance in accordance with the rules of the SEC.

(2)	The stock option awards were granted under the 2006 Equity Incentive Plan.
(3)	There were no thresholds for payments under these 2009 incentive plan awards; payments below target would be made for any year-over-year increase in any of the applicable performance measures.
(4)
As described above under “Compensation Discussion and Analysis–Elements of Compensation–Annual Cash Incentive,” Ms. Raasch would have received the full target bonus amount if The Governance Institute’s 2009 revenue and operating income matched its 2008 levels.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2009, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

Option Awards

Name	No. of Securities Underlying Unexercised Options (Exercisable)		No. of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date

Michael D. Hays	18,298	(1)	-		$16.10	01/05/14
	-		11,078	(2)	$17.25	01/05/16
	-		8,356	(3)	$22.87	01/05/17
	-		7,211	(4)	$26.50	01/04/18
	-		6,703	(5)	$28.51	01/05/19

Patrick E. Beans	12,121	(1)	-		$16.10	01/05/14
	-		13,884	(6)	$15.46	01/05/15
	-		13,066	(2)	$17.25	01/05/16
	-		9,855	(3)	$22.87	01/05/17
	-		9,906	(4)	$26.50	01/04/18
	-		9,207	(5)	$28.51	01/05/19

Jona S. Raasch	34,091	(7)	-		$11.00	06/26/13
	13,388	(1)	-		$16.10	01/05/14
	-		15,330	(6)	$15.46	01/05/15
	-		13,739	(2)	$17.25	01/05/16
	-		10,363	(3)	$22.87	01/05/17
	-		9,792	(4)	$26.50	01/04/18
	-		9,102	(5)	$28.51	01/05/19

(1)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2009.
(2)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2011.
(3)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2012.
(4)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2013.
(5)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2014.
(6)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2010.
(7)	Options vested in full on June 26, 2008.

No stock options were exercised during 2009 by the Company’s named executive officers, and no restricted stock vested.

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation Committee to address risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board.  The Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from the Company’s compensation policies and practices and considers safeguards against incentives to take excessive risks.

2009 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof.  Directors who are not executive officers of the Company receive an annual retainer of $10,000 and a fee of $500 for each committee meeting attended which is not held on the same date as a Board meeting.  Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.  In 2007, Ms. Martin was appointed our lead director.  She receives $500 for each meeting with our chief executive officer.  In 2009, no such meetings were held.

Pursuant to the 2004 Director Plan as proposed to be amended, each director who is not an associate (i.e., employee) of the Company receives an annual grant of an option to purchase 12,000 shares of our common stock on the date of each Annual Meeting of Shareholders.  The options have an exercise price equal to the fair market value of the common stock on the date of grant and vest one year after the grant date.  In 2009, the options were granted subject to approval of the amendments to the 2004 Director Plan (proposed below) by the Company’s shareholders at the Annual Meeting.

The following table sets forth information regarding the compensation received by each of the Company’s directors during 2009:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total

JoAnn M. Martin	$11,000	$69,360	$80,360

John N. Nunnelly	$11,500	$69,360	$80,860

Paul C. Schorr III	$11,500	$69,360	$80,860

Gail L. Warden	$11,500	$69,360	$80,860
_______________________
(1)
Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 7 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2009, and December 31, 2008, for a discussion of assumptions made in the valuation of share-based compensation.   As of December 31, 2009, the outstanding option awards for each director were as follows:  Ms. Martin – 72,000; Mr. Nunnelly – 36,000; Mr. Schorr – 48,000; Mr. Warden – 60,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

John N. Nunnelly, Chairperson
JoAnn M. Martin
Paul C. Schorr III
Gail L. Warden

APPROVAL OF AMENDMENTS TO THE NATIONAL RESEARCH CORPORATION 2004 NON-EMPLOYEE DIRECTOR STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE PURSUANT TO STOCK OPTION AWARDS AND TO CONFORM TO THE FINAL REGULATIONS PROMULGATED UNDER SECTION 409A OF THE INTERNAL REVENUE CODE

The Company is requesting that the shareholders approve amendments to the 2004 Director Plan to increase the number of shares of common stock authorized for issuance under the Plan from 250,000 to 550,000 and to conform the terms of the 2004 Director Plan to the final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The proposed amendments will provide the Company with greater flexibility in structuring a competitive equity compensation program for its non-employee directors and allow the Company to continue to attract and retain qualified and experienced individuals to serve as non-employee directors.

General

The Company currently has in effect the 2004 Director Plan.  To allow for additional stock option awards to be made by the Company and to conform the terms of the Plan to the final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code, the Board has unanimously approved amendments to the 2004 Director Plan contingent upon shareholder approval of the 2004 Director Plan at the Annual Meeting.  The following summary description of the 2004 Director Plan as amended by such amendments is qualified in its entirety by reference to the full text of the 2004 Director Plan, as amended, which is attached to this proxy statement as Appendix A.

Purpose

The purpose of the 2004 Director Plan is to promote the best interests of the Company and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

Administration and Eligibility

The 2004 Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”), subject to review by the Board.  The Committee may adopt such rules and regulations for carrying out the 2004 Director Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the 2004 Director Plan or any related documents shall be final.

Each member of the Board who is not an employee of the Company or any subsidiary of the Company shall be eligible to receive shares of Common Stock under the 2004 Director Plan.  The Company currently has four non-employee directors.

Awards Under the 2004 Director Plan; Available Shares

The 2004 Director Plan provides for automatic and discretionary grants of non-qualified options to non-employee directors of the Company.  The 2004 Director Plan prior to the amendments provides that up to a total of 250,000 shares of Common Stock (subject to adjustment as described below) may be issued in connection with awards under the 2004 Director Plan; currently there are no shares remaining available for future grants.  The proposed amendments would increase the number of shares that may be issued in connection with awards under the 2004 Director Plan by 300,000, to a total of 550,000.

Terms of Awards

The 2004 Director Plan provides that each non-employee director (if he or she continues to serve in such capacity) will, on the day of the Annual Meeting and each subsequent annual meeting of shareholders, automatically be granted an option to purchase 12,000 shares of Common Stock (subject to adjustment as described below).  The 2004 Director Plan also provides that the Committee or the Board may make discretionary grants of non-qualified options under the 2004 Director Plan.  The options granted to non-employee directors under the 2004 Director Plan become fully exercisable one year after the date of grant. However, if a non-employee director ceases to be a director of the Company by reason of death within one year after the date of grant, then the options shall immediately vest and become exercisable in full.  Non-employee directors will be entitled to receive the automatic grants under the 2004 Director Plan as described above only for so long as the 2004 Director Plan remains in effect and a sufficient number of shares are available for the granting of such options thereunder.

The option price per share of any option granted to a non-employee director must be 100% of the “fair market value” of a share of Common Stock on the date of grant of such option.  The fair market value of a share on the date of grant to the non-employee director will be the last sale price per share for the Common Stock on the NASDAQ Stock Market on the grant date or, if no trading occurred on the grant date, then the fair market value per share will be determined with reference to the last preceding date on which there was such a sale.  The proposed amendments to the 2004 Director Plan would further provide that neither the Committee nor any other person may decrease the exercise price of any option granted under the 2004 Director Plan or take any action that would result in a deemed decrease of the exercise price after the date of grant, except in limited circumstances and in compliance with the requirements of Section 409A of the Internal Revenue Code.

If a non-employee director ceases to be a director of the Company for any reason, other than the death of the director, then all unvested options shall immediately terminate.  All vested options will terminate on the earlier of (a) ten years after the date of grant or (b) three years after the non-employee director ceases to be a director of the Company.  Options granted to non-employee directors may be exercised under the 2004 Director Plan by payment in full of the exercise price, either in cash or in whole or in part by tendering previously acquired shares of Common Stock having a fair market value on the date of exercise equal to the option exercise price.

Adjustments

In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the 2004 Director Plan, the number of shares to be issued pursuant to the automatic grant provisions under the 2004 Director Plan, the number and kind of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the 2004 Director Plan.

Limitations on Transferability

Except to the extent allowed by the Board or the Committee, options granted under the 2004 Director Plan may not be transferred other than by will or the laws of descent and distribution.

Amendment

Subject to shareholder approval in certain circumstances and applicable law, the Board may amend the 2004 Director Plan at any time or from time to time in any manner that it may deem appropriate.

Effective Date and Termination

The amendments to the 2004 Director Plan will be effective on the day of their adoption by the Board, May 8, 2009, subject to the approval of the amendments to the 2004 Director Plan by the shareholders of the Company at the Annual Meeting.  Any and all grants made under the 2004 Director Plan prior to such shareholder approval are subject to such shareholder approval.  The 2004 Director Plan will terminate on such date as may be determined by the Board.

Withholding

The Company may defer making payments under the 2004 Director Plan until satisfactory arrangements have been made for the payment of any federal, state or local income taxes required to be withheld with respect to such payment or delivery.  Each non-employee director may irrevocably elect to have the Company withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld.  The value of fractional shares remaining after payment of the withholding taxes will be paid to the non-employee director in cash.  Shares so withheld will be valued at fair market value on the regular business day immediately preceding the date such shares would otherwise be transferred under the 2004 Director Plan.

Certain Federal Income Tax Consequences

The grant of a non-qualified stock option under the 2004 Director Plan creates no income tax consequences to a non-employee director or the Company.  A non-employee director who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise for each underlying share of Common Stock in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price.  The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the non-employee director.  A subsequent disposition of the Common Stock will generally give rise to capital gain or loss to the extent the amount realized from the disposition differs from the tax basis, i.e., the fair market value of the Common Stock on the date of exercise.  This capital gain or loss will be a long-term or short-term capital gain or loss depending upon the length of time the Common Stock is held prior to the disposition.

New Plan Benefits

During 2009, non-qualified options to purchase 12,000 shares of Common Stock were granted by the Company to each of the non-employee directors so serving on May 8, 2010, subject to shareholder approval of the proposed amendments to the 2004 Director Plan at the Annual Meeting.  The options have a per share exercise price of $27.23.  In 2010 and future years, the Company will grant each non-employee director options to purchase 12,000 shares of Common Stock.  The Company currently cannot determine the amount, if any, of discretionary stock options the Company may grant to non-employee directors in the future.  Such determinations will be made from time to time by the Board or the Committee in the future.

No executive officers or other employees of the Company are eligible to receive awards under the 2004 Director Plan.  See “—Administration and Eligibility.”

On March 12, 2010, the closing price per share of Common Stock on the NASDAQ Stock Market was $24.12.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock represented and voted at the Annual Meeting with respect to the 2004 Director Plan (assuming a quorum is present) is required to approve the amendments to the 2004 Director Plan.  Any shares of Common Stock not voted at the Annual Meeting with respect to the amendments to the 2004 Director Plan (whether as a result of broker non-votes, abstentions or otherwise) will have no impact on the vote.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2009, with respect to shares of Common Stock that may be issued under the Company’s existing equity compensation plans.  The table does not include employee benefit plans intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code.  All equity compensation plans are described more fully in Note 8 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	554,822	$21.80	505,474	(2)

Equity compensation plans not approved by security holders	23,000	$27.23	277,000	(3)
	577,822	$22.06	782,474

(1)	Includes the Company’s 2006 Equity Incentive Plan, 2001 Equity Incentive Plan, and 2004 Director Plan.
(2)
Includes up to 78,417 and 427,057 shares of Common Stock that can be issued under the 2001 Equity Incentive Plan and Company’s 2006 Equity Incentive Plan, respectively.  As of December 31, 2009, the Company had authority to award up to 161,854 additional shares of restricted Common Stock to participants under the 2001 Equity Incentive Plan, provided that the total of such shares awarded may not exceed the total number of shares remaining available for issuance under the 2001 Equity Incentive Plan.  Under the 2006 Equity Incentive Plan, the Company had authority to award up to 167,885 additional shares of restricted Common Stock to participants under the 2006 Equity Incentive Plan, provided that the total of such shares awarded may not exceed the total number of shares remaining available for issuance under the 2006 Equity Incentive Plan.  No additional shares of Common Stock other than those reflected in column (a), were available for issuance under the 2004 Director Plan.

(3)
As of December 31, 2009, the Company had authority to award up to 277,000 additional shares of Common Stock to participants under the 2004 Directors Plan, subject to approval by the Company’s shareholders at the Annual Meeting of the amendment to the plan adopted on May 7, 2009 by the Board to increase the number of shares of common stock authorized for issuance under the plan from 250,000 to 550,000 shares.  The Board conditioned the amendment on the approval of the Company’s shareholders at the Annual Meeting.  The grants of options to directors in 2009 were also made subject to such approval.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENTS TO THE 2004 DIRECTOR PLAN.  SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE AMENDMENTS TO THE 2004 DIRECTOR PLAN.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock.  Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2009, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements.

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the independent registered public accounting firm for the Company in 2009 and it is anticipated that such firm will be similarly appointed to act in 2010.  The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.  Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire.  Such representatives are also expected to be available to respond to appropriate questions.

The fees to KPMG LLP for the fiscal years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees(1)	$217,760	$176,835
Audit-Related Fees(2)	—	1,960
Tax Fees(3)	35,554	15,334
All Other Fees	—	—
Total	$253,314	$194,129

(1)	Audit of annual financial statements and review of financial statements included in Forms 10-Q.
(2)	Due diligence, accounting consultations and review of Form 8-K/A related to an acquisition.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm.  Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.  During 2009, no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2011 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 7, 2010.  In addition, a shareholder who otherwise intends to present business at the 2010 Annual Meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws.  Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the Annual Meeting is advanced or delayed a certain number of days).  Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2011 Annual Meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 12, 2011, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2011 Annual Meeting.  If the Board chooses to present such proposal at the 2011 Annual Meeting, then the persons named in proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by the Company.  In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company.  The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement.  Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.  Shareholders may notify the Company of their requests by calling or writing Patrick E. Beans, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508.

By Order of the Board of Directors
NATIONAL RESEARCH CORPORATION

Patrick E. Beans
Secretary

April 6, 2009